Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders
 of Heska Corporation:

We consent to the incorporation by reference in this Registration Statement on Form S-8 pertaining to the 1997 Stock Incentive Plan of Heska Corporation and subsidiaries of our report dated March 23, 2007, with respect to the consolidated financial statements and related financial statement schedule of Heska Corporation and subsidiaries as of December 31, 2006 and for the year then ended, which report appears in the December 31, 2006 annual report on Form 10-K of Heska Corporation and subsidiaries.

/s/    Ehrhardt Keefe Steiner & Hottman PC

Denver, Colorado
March 28, 2007